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                                                                     EXHIBIT 2.1

                                                                  EXECUTION COPY







                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                                  BY AND AMONG

                          VERITAS SOFTWARE CORPORATION

                            VICTORY MERGER SUB, INC.

                                       AND

                            SEAGATE TECHNOLOGY, INC.

                           DATED AS OF MARCH 29, 2000





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                                TABLE OF CONTENTS

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AGREEMENT AND PLAN OF MERGER AND REORGANIZATION..................................................1


ARTICLE I THE MERGER.............................................................................1

        1.1    The Merger........................................................................1
        1.2    Effective Time; Closing...........................................................2
        1.3    Effect of the Merger..............................................................2
        1.4    Certificate of Incorporation and Bylaws of Surviving Corporation..................2
        1.5    Effect on Capital Stock...........................................................2
        1.6    Surrender of Certificates.........................................................4
        1.7    No Further Ownership Rights in Seagate Common Stock...............................6
        1.8    Lost, Stolen or Destroyed Certificates............................................7
        1.9    Tax Consequences..................................................................7
        1.10   Taking of Necessary Action; Further Action........................................7
        1.11   Definitions.......................................................................7
        1.12   Dissenting Shares................................................................11

ARTICLE II REPRESENTATIONS AND WARRANTIES OF SEAGATE............................................11

        2.1    Organization; Good Standing......................................................11
        2.2    Charter Documents................................................................12
        2.3    Capital Structure................................................................12
        2.4    Authority........................................................................13
        2.5    Conflicts........................................................................13
        2.6    Consents.........................................................................14
        2.7    SEC Filings; Financial Statements................................................14
        2.8    Liabilities......................................................................15
        2.9    Absence of Material Adverse Effect on Seagate....................................15
        2.10   Compliance.......................................................................15
        2.11   Permits..........................................................................16
        2.12   Litigation.......................................................................16
        2.13   Brokers' and Finders' Fees.......................................................16
        2.14   Absence of Liens and Encumbrances................................................16
        2.15   Statements; Registration Statement; Proxy Statement/Prospectus...................16
        2.16   Board Approval...................................................................17
        2.17   State Takeover Statutes..........................................................17
        2.18   Fairness Opinion.................................................................17
        2.19   Veritas Common Stock.............................................................17
        2.20   Intercompany Transactions........................................................17
        2.21   Taxes............................................................................17
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        2.22   Code Section 897 Company.........................................................18

ARTICLE III REPRESENTATIONS AND WARRANTIES OF VERITAS AND MERGER SUB............................18

        3.1    Organization; Good Standing......................................................18
        3.2    Charter Documents................................................................18
        3.3    Capital Structure................................................................18
        3.4    Authority........................................................................18
        3.5    Conflicts........................................................................19
        3.6    Consents.........................................................................19
        3.7    SEC Filings; Veritas Financial Statements........................................20
        3.8    Absence of Certain Changes or Events.............................................20
        3.9    Litigation.......................................................................21
        3.10   Brokers' and Finders' Fees.......................................................21
        3.11   Statements; Registration Statement; Proxy Statement/Prospectus...................21
        3.12   Board Approval...................................................................21
        3.13   Fairness Opinion.................................................................21
        3.14   Merger Sub Operations............................................................21

ARTICLE IV CONDUCT OF BUSINESS AND OTHER TRANSACTIONS...........................................22

        4.1    Conduct of Business..............................................................22
        4.2    No Amendment to OD Documents.....................................................22
        4.3    Waivers and Releases.............................................................22

ARTICLE V ADDITIONAL AGREEMENTS.................................................................22

        5.1    Proxy Statement/Prospectus; Registration Statement; Other Filings................22
        5.2    Stockholder Meetings.............................................................23
        5.3    Confidentiality..................................................................25
        5.4    No Solicitation..................................................................25
        5.5    Public Disclosure................................................................26
        5.6    Legal Requirements...............................................................27
        5.7    Notification of Certain Matters..................................................27
        5.8    Commercially Reasonable Efforts and Further Assurances...........................27
        5.9    Indemnification..................................................................27
        5.10   Tax-Free Reorganization..........................................................28
        5.11   Nasdaq Listing...................................................................28
        5.12   Seagate Affiliate Agreement......................................................28
        5.13   Regulatory Filings; Reasonable Efforts...........................................29
        5.14   Access to Information............................................................29
        5.15   TRA Matters......................................................................29
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ARTICLE VI CONDITIONS TO THE MERGER.............................................................31

        6.1    Conditions to Obligations of Each Party to Effect the Merger.....................31
        6.2    Additional Conditions to Obligations of Seagate..................................32
        6.3    Additional Conditions to the Obligations of Veritas and Merger Sub...............32

ARTICLE VII TERMINATION, FEES AND EXPENSES; AMENDMENT AND WAIVER................................33

        7.1    Termination......................................................................33
        7.2    Notice of Termination; Effect of Termination.....................................35
        7.3    Fees and Expenses................................................................36
        7.4    Amendment........................................................................37
        7.5    Extension; Waiver................................................................37

ARTICLE VIII GENERAL PROVISIONS.................................................................38

        8.1    Non-Survival of Representations and Warranties...................................38
        8.2    Notices..........................................................................38
        8.3    Certain Interpretations..........................................................40
        8.4    Counterparts.....................................................................40
        8.5    Entire Agreement.................................................................40
        8.6    Severability.....................................................................40
        8.7    Other Remedies; Specific Performance.............................................41
        8.8    Governing Law....................................................................41
        8.9    Rules of Construction............................................................41
        8.10   Assignment.......................................................................41
        8.11   Waiver of Jury Trial.............................................................41
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                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

        THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this "AGREEMENT") is made and entered into as of March 29, 2000 among VERITAS Software Corporation, a Delaware corporation ("VERITAS"), Victory Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Veritas ("MERGER SUB"), and Seagate Technology, Inc., a Delaware corporation ("SEAGATE").

                                    RECITALS

        A. Upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware ("DELAWARE LAW"), Veritas and Seagate have agreed to enter into a business combination transaction pursuant to which Merger Sub will merge with and into Seagate (the "MERGER").

        B. The Boards of Directors of Veritas and Merger Sub (i) have determined that the Merger is fair to, advisable and in the best interests of, Veritas, Merger Sub and their stockholders, (ii) have approved this Agreement, the Merger and the other transactions contemplated by this Agreement, and (iii) have determined to recommend approval of the Merger. In addition, the Board of Directors of Veritas has determined to recommend approval of, to the extent not previously authorized, an amendment to Veritas' Certificate of Incorporation to increase the authorized number of shares of Veritas common stock from 500,000,000 to an additional amount sufficient to permit the issuance of Veritas Common Stock contemplated hereby (the "SHARE INCREASE").

        C. The Board of Directors of Seagate (i) has determined that the Merger is fair to, advisable and in the best interests of, Seagate and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement, and (iii) has determined to recommend the approval of this Agreement and the Merger by the stockholders of Seagate.

        D. Veritas, Merger Sub and Seagate intend, by entering into this Agreement, to adopt a plan of "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE").

        NOW, THEREFORE, in consideration of the foregoing premises, and the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto hereby agree as follows:

                                    ARTICLE I
                                   THE MERGER

        1.1 The Merger. At the Effective Time (as defined in Section 1.2 hereof), and upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of Delaware Law, Merger Sub shall be merged with and into Seagate, the separate corporate existence of Merger Sub shall cease and Seagate shall continue as the surviving corporation. Seagate as the surviving

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corporation after the Merger is hereinafter sometimes referred to as the
"SURVIVING CORPORATION."


        1.2 Effective Time; Closing. As soon as practicable on or after the Closing Date (as defined in this Section 1.2), and upon the terms and subject to the conditions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger (the "CERTIFICATE OF MERGER") with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the time of such filing (or such later time as may be agreed upon in writing by Veritas and Seagate and specified in the Certificate of Merger) being referred to herein as the "EFFECTIVE TIME"). The closing of the Merger and the other transactions contemplated hereby (the "CLOSING") shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, located at One Market Plaza, Spear Tower, Suite 1600, San Francisco, California 94105, at a date and time to be specified by Veritas and Seagate, which shall be no later than the second (2nd) business day following the satisfaction or, if permitted pursuant hereto, waiver of the conditions set forth in Article VI hereof, or at such other location, date and time as Veritas and Seagate shall mutually agree in writing. The date upon which the Closing actually occurs shall be referred to herein as the "CLOSING DATE."

        1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of Seagate and Merger Sub shall vest in the Surviving Corporation, and all of the debts, Liabilities and duties of Seagate and Merger Sub shall become the debts, Liabilities and duties of the Surviving Corporation.

        1.4 Certificate of Incorporation and Bylaws of Surviving Corporation.

               (a) Certificate of Incorporation. As of the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended as provided by Delaware Law and such Certificate of Incorporation.

               (b) Bylaws. As of the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until thereafter amended as provided by Delaware Law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

               (c) Directors and Officers. As of the Effective Time, Mr. Jay Jones shall be the sole director of the Surviving Corporation, and the officers of the Surviving Corporation shall be as designated by Veritas.

        1.5 Effect on Capital Stock. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Seagate or the holders of any of the following securities, the following shall occur:

               (a) Conversion of Seagate Common Stock. Except as otherwise provided in this Agreement, each share of Common Stock, par value $0.01 per share, of Seagate (the


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"SEAGATE COMMON STOCK") outstanding immediately prior to the Effective Time
(other than any shares of Seagate Common Stock to be canceled pursuant to Section 1.5(b) hereof) shall be canceled and extinguished and automatically converted (subject to the terms of this Section 1.5) into the right to receive
(i) the Stock Portion (as defined in Section 1.11 hereof), (ii) the Cash Portion (as defined in Section 1.11 hereof) and (iii) the TRA Right (the Stock Portion, the Cash Portion and a TRA Right being referred to herein, collectively, as the "MERGER CONSIDERATION") upon the surrender of the certificate representing such share of Seagate Common Stock in the manner set forth in Section 1.6 hereof (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner set forth in Section 1.8 hereof).

               (b) Cancellation of Certain Seagate Common Stock. Unless otherwise determined by Veritas, each share of Seagate Common Stock (i) held in the treasury of Seagate, or (ii) owned by Merger Sub, Veritas or any direct or indirect wholly-owned subsidiary of Seagate or of Veritas, in either case immediately prior to the Effective Time, shall be canceled and extinguished without any conversion thereof.

               (c) Seagate Stock Options; Seagate Employee Stock Purchase Plan. At the Effective Time, (i) the vesting restrictions applicable to all options to purchase Seagate Common Stock ("SEAGATE OPTIONS") outstanding immediately prior to the Effective Time under all Seagate stock option and stock purchase plans (collectively, the "SEAGATE STOCK OPTION PLANS"), excluding the Rolled Options (as defined in Section 1.11 hereof), shall be accelerated such that no vesting restrictions remain thereon, (ii) each such Seagate Option (excluding the Rolled Options) shall, for all purposes of and under this Agreement, be converted into a number of shares of Seagate Common Stock ("SEAGATE OPTION SHARES") equal to
(x) the aggregate number of shares of Seagate Common Stock issuable upon the exercise in full of such Seagate Option, minus (y) the NE Amount in respect of such Seagate Option, (iii) the Seagate Option Shares so converted shall be considered outstanding shares of Seagate Common Stock for all purposes of and under this Agreement, including, without limitation, the right to receive the Merger Consideration pursuant to the Merger in accordance with Section 1.11(a)(xvii) and Section 1.5(a) hereof, (iv) the Rolled Options shall be canceled and extinguished without any payment of Merger Consideration or any other consideration therefor, and (v) in accordance with the terms of Seagate's 1999 Employee Stock Purchase Plan (the "SEAGATE ESPP"), all rights to purchase shares of Seagate Common Stock outstanding under the Seagate ESPP immediately prior to the Effective Time shall be exercised and each share of Seagate Common Stock purchased pursuant to such exercise shall by virtue of the Merger, and without any action on the part of the holder thereof, be converted into the right to receive the Merger Consideration payable in respect thereof, without the issuance of certificates representing issued and outstanding shares of Seagate Common Stock. The Seagate ESPP shall be terminated immediately following such exercises.

               (d) Required Withholding. Each of the Exchange Agent (as defined in Section 1.6(a) hereof) and Veritas shall be entitled to deduct and withhold from the Merger Consideration or any other consideration deliverable or otherwise payable pursuant to the Merger and this Agreement to any holder or former holder of Seagate Common Stock or Seagate Option Shares such amounts as may be required to be deducted or withheld therefrom under the Code or under any applicable provision of state, local or foreign tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall

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be treated for all purposes under this Agreement as having been delivered or otherwise paid to the person to whom such amounts would otherwise have been delivered or otherwise paid pursuant to the Merger and this Agreement.

               (e) Adjustments to Exchange Ratio. The Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Veritas Common Stock or Seagate Common Stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, consolidation or subdivision, exchange of shares or other like change with respect to Veritas Common Stock or Seagate Common Stock occurring on or after the date hereof and prior to the Effective Time.

               (f) Fractional Shares. No fraction of a share of Veritas Common Stock shall be issued pursuant to the Merger, but in lieu thereof each holder of shares of Seagate Common Stock and Seagate Option Shares who would otherwise be entitled to a fraction of a share of Veritas Common Stock (after aggregating all fractional shares of Veritas Common Stock to be received by such holder) pursuant to the Merger shall receive from Veritas an amount in cash (rounded to the nearest whole cent), without interest, equal to the product obtained by multiplying (x) such fraction by (y) the Average Veritas Stock Price (as defined in Section 1.11 hereof).

               (g) Capital Stock of Merger Sub. Each share of Common Stock, $0.01 par value per share, of Merger Sub (the "MERGER SUB COMMON STOCK") issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, $0.01 par value per share, of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

        1.6 Surrender of Certificates.

               (a) Exchange Agent. Veritas shall select an institution reasonably satisfactory to Seagate to act as the exchange agent (the "EXCHANGE AGENT") for the Merger.

               (b) Veritas to Provide Merger Consideration. Promptly following the Effective Time, Veritas shall make available to the Exchange Agent for exchange in accordance with this Article I, (i) the shares of Veritas Common Stock issuable pursuant to Section 1.5(a) or Section 1.5(c) hereof in exchange for outstanding shares of Seagate Common Stock and Seagate Option Shares, (ii) the cash payable pursuant to Section 1.5(a) hereof in exchange for outstanding shares of Seagate Common Stock and Seagate Option Shares, (iii) cash in an amount sufficient to make the cash payments in lieu of fractional shares pursuant to Section 1.5(f) hereof, and (iv) cash in an amount sufficient to pay any dividends or distributions to which holders of shares of Seagate Common Stock and Seagate Option Shares may be entitled pursuant to Section 1.6(e) hereof. From and after the date that is 6 months after the Effective Date, Veritas shall have the right to cause the Exchange Agent to transfer to Veritas all funds deposited by Veritas with the Exchange Agent pursuant to this Section 1.6(b) that have not been distributed pursuant to Section 1.6(d), and all holders of Seagate Common Stock and Seagate Options


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entitled to receive the Merger Consideration shall thereafter become general creditors of Veritas in respect of the Merger Consideration.

               (c) Exchange Procedures for Seagate Common Stock Certificates. Promptly following the Effective Time, Veritas shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the "CERTIFICATES") which immediately prior to the Effective Time represented outstanding shares of Seagate Common Stock and which were converted into the right to receive shares of Veritas Common Stock and cash pursuant to
Section 1.5(a) hereof, cash in lieu of any fractional shares pursuant to Section 1.5(f) hereof and any dividends or other distributions pursuant to Section 1.6(e) hereof, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and which shall be in such form and have such other provisions as Veritas may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Veritas Common Stock issuable and cash payable in respect of such shares of Seagate Common Stock pursuant to
Section 1.5(a) hereof, cash in lieu of any fractional shares payable in respect of such shares of Seagate Common Stock pursuant to Section 1.5(f) hereof and any dividends or other distributions payable in respect of such Seagate Common Stock pursuant to Section 1.6(e) hereof. Upon the surrender and delivery of Certificates for cancellation to the Exchange Agent (or to such other agent or agents as may be appointed by Veritas), and such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Veritas Common Stock issuable and cash payable in respect of such shares of Seagate Common Stock pursuant to Section 1.5(a) hereof, cash in lieu of fractional shares payable in respect of such shares of Seagate Common Stock pursuant to Section 1.5(f) hereof and any dividends or distributions payable in respect of such shares of Seagate Common Stock pursuant to Section 1.6(e) hereof, and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, subject to Section 1.6(e) hereof as to the payment of dividends and other distributions, to evidence the ownership of a number of full shares of Veritas Common Stock and the right to receive an amount in cash into which such shares of Seagate Common Stock shall have been so converted pursuant to Section 1.5(a) hereof, and the right to receive an amount in cash in lieu of the issuance of any fractional shares payable in respect of such shares of Seagate Common Stock pursuant to Section 1.5(f) hereof and any dividends or distributions payable in respect of such shares of Seagate Common Stock pursuant to Section 1.6(e) hereof.

               (d) Exchange Procedures for Seagate Options. Promptly following the Effective Time, Veritas shall cause the Exchange Agent to mail to each holder (as of the Effective Time) of a Seagate Option which was converted into the right to receive the Merger Consideration pursuant to Section 1.5(a) hereof, cash in lieu of any fractional shares pursuant to Section 1.5(f) hereof and any dividends or other distributions pursuant to Section 1.6(e) hereof, (i) a letter of transmittal (which shall be in such form and have such other provisions as Veritas may reasonably specify), and (ii) instructions for use in receiving the certificates representing shares of Veritas Common Stock issuable and cash payable in respect of such Seagate Options pursuant to Section 1.5(a) and
Section 1.5(c), cash in lieu of any fractional shares payable in

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respect of such Seagate Options pursuant to Section 1.5(f) hereof and any dividends or other distributions payable pursuant to Section 1.6(e) hereof. Upon the delivery of such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, to the Exchange Agent (or to such other agent or agents as may be appointed by Veritas), the holders of Seagate Options shall be entitled to receive the Merger Consideration payable to them pursuant to Common Stock issuable and cash issuable in respect of such Seagate Options pursuant to Section 1.5(a) and Section 1.5(c), cash in lieu of fractional shares payable in respect of such Seagate Options pursuant to Section 1.5(f) hereof and any dividends or distributions payable in respect of such Seagate Options pursuant to Section 1.6(e) hereof.

               (e) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement in respect of Veritas Common Stock with a record date after the Effective Time shall be paid to the holders of any unsurrendered Certificates or Seagate Options with respect to the shares of Veritas Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates or the holders of such Seagate Options shall return a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto. Subject to applicable law, following surrender of any such Certificates and return of such letter of transmittal, the Exchange Agent shall deliver to the record holders of such Certificates or the holders of such Seagate Options, as the case may be, without interest, certificates representing whole shares of Veritas Common Stock issued in exchange therefor, along with payment in lieu of fractional shares payable in respect of shares of Seagate Common Stock or Seagate Options pursuant to Section 1.5(g) hereof and the amount of any such dividends or other distributions with a record date after the Effective Time payable in respect of such whole shares of Veritas Common Stock.

               (f) Transfers of Ownership. If certificates for shares of Veritas Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Veritas (or any agent designated by it) any transfer or other taxes required by reason of the issuance of certificates for shares of Veritas Common Stock in any name other than that of the registered holders of the Certificates surrendered, or established to the satisfaction of Veritas or any agent designated by it that such tax has been paid or is not payable.

               (g) No Liability. Notwithstanding anything to the contrary in this Section 1.6, neither the Exchange Agent, Veritas, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Veritas Common Stock or Seagate Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

        1.7 No Further Ownership Rights in Seagate Common Stock. All cash and shares of Veritas Common Stock issued pursuant to and in accordance with the terms of this Article I (including any cash paid in respect thereof pursuant to Section 1.5(f) and Section 1.6(e) hereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to shares of Seagate Common Stock, and there shall be no further registration of transfers on the records of

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the Surviving Corporation of shares of Seagate Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

        1.8 Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, shares of Veritas Common Stock and cash payable in respect thereof pursuant to Section 1.5(a) or
Section 1.5(b) hereof, cash in lieu of fractional shares, if any, payable in respect thereof pursuant to Section 1.5(f) hereof and any dividends or distributions payable in respect thereof pursuant to Section 1.6(e) hereof; provided, however, that Veritas may, in its discretion and as a condition precedent to the issuance and payment thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Veritas or the Exchange Agent with respect to the Certificates alleged to have been so lost, stolen or destroyed.

        1.9 Tax Consequences. Veritas and Seagate intend that the Merger shall constitute a "reorganization" within the meaning of Section 368 of the Code. Veritas and Seagate adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

        1.10 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes and intent of this Agreement and to vest in the Surviving Corporation full right, title and possession in and to all of the assets, properties, rights, privileges, powers and franchises of Seagate and Merger Sub, the officers and directors of Merger Sub and Seagate shall be authorized to take, and shall take, all such lawful and necessary action.

        1.11 Definitions.

               (a) For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

                      (i) "ADMINISTRATORS" has the meaning set forth in Section 5.15.

                      (ii) "AVAILABLE AMOUNT" means an amount equal to Cash held by Seagate immediately prior to the Effective Time including net amounts received under the OD Documents minus the VP Amount.

                      (iii) "AVERAGE SEAGATE STOCK PRICE" means the average closing price of a share of Seagate Common Stock, as reported on the NYSE, for the five (5) consecutive trading days ending two (2) trading days immediately preceding the Closing Date.

                      (iv) "AVERAGE VERITAS STOCK PRICE" means the average closing price of a share of Veritas Common Stock, as reported on the Nasdaq, for the five (5) consecutive

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trading days ending two (2) trading days immediately preceding the Closing Date, as with respect to the VP Amount, preceding the date that Veritas makes its election.

                      (v) "CASH" means cash, cash equivalents and short-term investments (including all debt securities available for sale) as determined in accordance with GAAP and consistent with the determination thereof in the Recent SEC Reports.

                      (vi) "CASH PORTION" means an amount, in cash, equal to the quotient obtained by dividing (x) the Available Amount by (y) the Outstanding Shares.

                      (vii) "DESIGNATED LIABILITIES" mean all Liabilities (including with respect to Taxes) relating solely to (i) the Designated Assets and (ii) the transactions pursuant to this Agreement. Without expanding the definition of Designated Liabilities, Designated Liabilities shall not include Liabilities relating to the transactions contemplated by the OD Documents or any Liabilities included in the Adjustment Amount (as defined in the OD Documents).

                      (viii) "GOVERNMENTAL ENTITY" means any court, administrative agency or commission or other governmental authority or instrumentality.

                      (ix) "INDEMNIFICATION AGREEMENT" means the Indemnification Agreement dated as of even date herewith by and among Veritas, Seagate and Purchaser and each of its Subsidiaries.

                      (x) "ISA AMOUNT" means a number of shares of Veritas Common Stock equal to the quotient obtained by dividing (x) (A) the Stipulated Amount, divided by (B) the Average Veritas Stock Price, by (y) the Outstanding Shares.

                      (xi) "KNOWLEDGE" means, with respect to either party hereto, the actual knowledge of the executive officers of such party.

                      (xii) "LIABILITY" or "LIABILITIES" means any and all debts, liabilities and obligations of any type or nature whatsoever, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law (including, without limitation, any Environmental Law), Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

                      (xiii) "LIEN" means any lien, security interest, adverse claim, charge, mortgage or other encumbrance.

                      (xiv) "MATERIAL ADVERSE EFFECT ON VERITAS" means any change, event, violation, inaccuracy, circumstance or effect that is materially adverse to the business, assets (including intangible assets), capitalization, financial condition or results of operations of Veritas and its Subsidiaries, taken as a whole; provided, however, that in no event shall (i) a decrease in Veritas' stock price or the failure to meet or exceed Wall Street research analysts' or Veritas' internal earnings or other estimates or projections in and of itself constitute a "Material Adverse Effect on Veritas," or (ii) any change, event, violation, inaccuracy, circumstance or effect that results from (A) the public announcement or pendency of the transactions contemplated hereby, (B) changes affecting the software industry generally or the segments thereof in which Veritas competes, or (C) changes affecting the United States economy generally, constitute a "Material Adverse Effect on Veritas."

                      (xv) "MATERIAL ADVERSE EFFECT ON SEAGATE" means any change, event, violation, inaccuracy, circumstance or effect that, after giving effect to the consummation of the transactions contemplated by the OD Documents, gives rise to, or is reasonably likely to give rise to, any Liability (absolute, accrued, contingent or otherwise, but excluding the Designated Liabilities) of Seagate (or Veritas following the Effective Time) for which Veritas is not entitled to indemnification under the Indemnification Agreement following the Effective Time.

                      (xvi) "NASDAQ" means the Nasdaq National Market System of the National Association of Securities Dealers, Inc.

                      (xvii) "NE AMOUNT" means an amount equal to the quotient obtained by dividing (x) (A) the per share exercise price of a Seagate Option, multiplied by (B) the aggregate number of shares of Seagate Common Stock issuable upon the exercise in full of such Seagate Option immediately prior to the Effective Time, by (y) the Average Seagate Stock Price.

                      (xviii)"NYSE" means the New York Stock Exchange.

                      (xix) "OD DOCUMENTS" means the Stock Purchase Agreement of even date herewith by and among Seagate, Seagate Software and Suez Acquisition Company (Cayman) Limited.

                      (xx) "OUTSTANDING SHARES" means the aggregate number of shares of Seagate Common Stock outstanding immediately prior to the Effective Time, after giving effect to the treatment of Seagate Options under Section 1.5(c) hereof.

                      (xxi) "PRO RATA PORTION" means with respect to each person receiving a TRA Right, the number of shares of Seagate Common Stock held by such person immediately prior to the Effective Time, including shares deemed outstanding by virtue of Section 1.5(c) divided by the Outstanding Shares.

                      (xxii) "PURCHASER" has the meaning provided in the Stock Purchase Agreement.

                      (xxiii)"ROLLED OPTIONS" means the Seagate Options and Seagate Common Stock held by the individuals and in the amounts indicated in the Rollover Commitment Agreements previously delivered to the parties hereto.

                      (xxiv) "SEAGATE RESTRICTED STOCK" means shares of Seagate Common Stock subject to a right of repurchase or other restriction.

                      (xxv) "SEAGATE SOFTWARE" means Seagate Software Holdings, Inc.

                      (XXVI) "STIPULATED AMOUNT" means the sum of:

                             (1) with respect to all shares of SanDisk Corp.
("SANDISK") held by Seagate immediately prior to the Effective Time (the "SANDISK SHARES"), (A) the product obtained by multiplying (x) the average closing price of a share of SanDisk common stock, as reported on the Nasdaq, for the five (5) consecutive trading days ending two (2) trading days immediately preceding the Closing Date (the "REFERENCE AVERAGE"), by (y) 0.8 (the product of
(x) and (y) being the "Value"), minus (B) 0.4 multiplied by the difference between the Value and Seagate's tax basis in a SanDisk Share; multiplied by (C) the number of SanDisk Shares;

                             (2) with respect to all shares of CVC, Inc.
("CVCI") and Gadzoox Networks Inc. ("GADZOOX") held by Seagate immediately prior to the Effective Time (respectively, the "CVCI SHARES" and the "GADZOOX SHARES"), (A) the product obtained by multiplying (x) the Reference Average for shares of CVCI or Gadzoox common stock, respectively, by (y) 0.6 (the product of (x) and (y) being the "Value"), minus (B) 0.4 multiplied by the difference between the Value and Seagate's tax basis in a CVCI or Gadzoox Share, as the case may be, multiplied by (C) the number of CVCI Shares and Gadzoox Shares, respectively; and

                             (3) with respect to shares of Dragon Systems, Inc.
("DRAGON") held by Seagate immediately prior to the Effective Time ( including shares into which such shares may have been converted, the "DRAGON SHARES"), (i) if such Dragon Shares are not listed for trading on a national securities exchange or over-the-counter market, then an amount mutually agreed upon by the parties hereto at least ten days prior to the Seagate Stockholders Meeting, (ii) if shares of Dragon are listed for trading on a national securities exchange or over-the-counter-market, then (A) the product obtained by multiplying (x) the Reference Average for shares of Dragon common stock, by (y) 0.6 (the product of (x) and (y) being the "Value"), minus (B) 0.4 multiplied by the difference between the Value and Seagate's tax basis in a Dragon Share multiplied by (C) the number of Dragon Shares (other than those subject to any escrow agreement). If the parties are unable to agree upon a value under clause (i) above or the valuation of any escrowed Dragon Shares, then the parties agree to include the Dragon Shares and such escrowed shares in the TRA Amount as provided in Section
5.15 hereof.

                      (xxvii) "STOCK PORTION" means a number of shares of Veritas Common Stock equal to the sum of (i) the quotient obtained by dividing
(x) (A) the number of shares of Veritas Common Stock held by Seagate immediately prior to the Effective Time, multiplied by (B) 0.853743, by (y) the Outstanding Shares, (ii) the quotient obtained by dividing (x) (A) the VP Amount, divided by
(B) the Average Veritas Stock Price, by (y) the Outstanding Shares, and (iii) the ISA Amount.

                      (xxviii) "SUBSIDIARY" or "SUBSIDIARIES" means any and all corporations, limited liability companies, general or limited partnerships, joint ventures, business trusts, associations and other business enterprises and entities controlled by a person directly or indirectly through one or more intermediaries.

                      (xxix) "TAX" or "TAXES" has the meaning provided in the Stock Purchase Agreement.

                      (xxx) "TRA AMOUNT" means the amount of cash received with respect to all refunds or the utilization of credits for Seagate Taxes for or attributable to taxable years or periods of Seagate ending on or prior to the Effective Time, or the pre-closing period, in the case of a taxable period commencing before the Effective Time and ending after the Effective Time, less any administrative charges of the Administrators.

                      (xxxi) "TRA RIGHT" means a non-transferable right to receive, when, as and if received by Veritas or its Affiliates, a stockholder's Pro Rata Portion of the TRA Amount.

                      (xxxii)"VERITAS COMMON STOCK" means common stock, par value $.001 per share, of Veritas.

                      (XXXIII) "VP AMOUNT" means either $0, $500 million or, if Seagate has received gross proceeds in excess of $200,000,000 with respect to the securities listed in Part B of Schedule I hereto on or prior to the election of the VP Amount, $750 million, at the election of Veritas, which election shall be made no later than the tenth (10th) day prior to the date of the Seagate Stockholders' Meeting.

        1.12 Dissenting Shares. Shares of Seagate Common Stock which have not been voted in favor of the Merger and with respect to which the holder thereof has exercised and demanded appraisal rights under Delaware Law ("DISSENTING SHARES") shall not be converted into the Merger Consideration pursuant to the Merger, but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Delaware Law. Seagate agrees that, except with the prior written consent of Veritas, or as required under Delaware Law, it will not voluntarily make any payment with respect to, or settle or offer to settle, any appraisal demand. Each holder of Dissenting Shares ("DISSENTING STOCKHOLDER") who, pursuant to the provisions of Delaware Law, becomes entitled to payment of the fair value for shares of Seagate Common Stock shall receive payment therefor from Veritas (but only after the value therefor shall have been agreed upon or finally determined pursuant to Delaware Law). If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, Veritas shall issue and deliver, upon surrender by such stockholder of a certificate or certificates representing shares of Seagate Common Stock pursuant to Section 1.6 hereof, the Merger Consideration to which such stockholder would otherwise be entitled under Section 1.5.

                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF SEAGATE

        As of the date hereof and as of the Closing Date, Seagate hereby represents and warrants to Veritas and Merger Sub, subject to the exceptions and qualifications specifically set forth or disclosed in writing in the disclosure letter delivered by Seagate to Veritas, dated as of the date hereof (the "SEAGATE DISCLOSURE SCHEDULE"), as follows:

        2.1 Organization; Good Standing. Each of Seagate and Seagate Software is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with the corporate power and authority to own, lease and operate its assets and property and to carry on its business as presently being conducted and as proposed to be conducted, and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified or in good standing would reasonably be expected to have a Material Adverse Effect on Seagate.

        2.2 Charter Documents. Seagate has delivered or made available to Veritas a true and correct copy of the Certificate of Incorporation and Bylaws of Seagate and Seagate Software each as amended and in effect as of the date hereof. Neither Seagate nor Seagate Software is in violation of any of the provisions of its Certificate of Incorporation or Bylaws, each as amended and in effect as of the date hereof.

        2.3 Capital Structure.

               (a) (i) The authorized capital stock of Seagate consists of 600,000,000 shares of Common Stock, par value $0.01 per share, of which there were 226,977,176 shares issued and outstanding as of February 29, 2000, and 1,000,000 shares of Preferred Stock, par value $0.01 per share, of which no shares are issued or outstanding. All outstanding shares of Seagate Common Stock are duly authorized and validly issued, fully paid and nonassessable, are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Seagate or any contract, agreement or other commitment to which Seagate is a party or by which it is bound and have been offered, issued, sold and delivered by Seagate in compliance with all registration or qualification required (or applicable exemptions therefrom) of applicable federal and State securities laws. As of February 29, 2000, Seagate had reserved an aggregate of 47,709,220 shares of Seagate Common Stock, net of exercises, for issuance to employees, consultants and non-employee directors pursuant to the Seagate Stock Option Plans, under which there were (i) outstanding Seagate Options to purchase an aggregate of 34,415,211 shares of Seagate Common Stock, and (ii) 13,294,009 shares of Seagate Common Stock available for future grant. All shares of Seagate Common Stock subject to issuance under the Seagate Stock Option Plans, upon issuance in accordance with the terms and conditions set forth in the instruments pursuant to which such shares of Seagate Common Stock are issuable, would be duly authorized and validly issued, fully paid and nonassessable.

                   (ii) The authorized capital stock of Seagate Software consists of 300,000,000 shares of Common Stock, par value $0.01 per share, and 73,000,000 shares of Preferred Stock, par value $0.01 per share, all of the issued or outstanding shares of which capital stock are owned by Seagate. All outstanding shares of Seagate Software Common Stock are duly authorized and validly issued, fully paid and nonassessable, are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Seagate Software or any contract, agreement or other commitment to which Seagate Software is a party or by which it is bound and have been offered, issued, sold and delivered by Seagate Software in compliance with all registration or qualification required (or applicable exemptions therefrom) of applicable federal and State securities laws.

               (b) Except as set forth in Section 2.3(a) hereof, there are no equity securities, partnership interests or other similar ownership interests of any class or series of Seagate or Seagate Software, or any securities exchangeable or convertible into, or exercisable for, any such equity securities, partnership interests or other similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Section 2.3(a) hereof, there are no options, warrants, equity securities, partnership interests or other similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any kind or character to which Seagate or Seagate Software is a party or by which it is bound obligating Seagate or Seagate Software to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock of Seagate or Seagate Software, or obligating Seagate or Seagate Software to grant, extend, accelerate the vesting of, or enter into, any such option, warrant, equity security, partnership interest or other similar ownership interest, call, right, commitment or agreement. Except as set forth in
Section 2.3(b) of the Seagate Disclosure Schedule, there are no registration rights and, to the knowledge of Seagate, there are no voting trusts, proxies or other agreements or understandings, with respect to any capital stock of Seagate or Seagate Software.

               (c) Except for the Designated Assets (as defined in Section 4.1 hereof), as of the Closing Date, Seagate will not own or hold, directly or indirectly through one or more subsidiaries, any equity securities, partnership interests or other similar ownership interests of or in any class or series of any other corporation, limited liability company, general or limited partnership, joint venture, business trust, association or other business entity or enterprise, or any security exchangeable or convertible into, or exercisable for, any such equity securities, partnership interests or other similar ownership interests.

        2.4 Authority. Seagate has all requisite corporate power and authority to enter into this Agreement and the OD Documents, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seagate of this Agreement and the OD Documents, the performance by Seagate of its obligations hereunder and thereunder, and the consummation by Seagate of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Seagate, subject only to the approval and adoption of the transaction contemplated by the OD Documents and this Agreement and the Merger by Seagate's stockholders and the filing and recordation of the Certificate of Merger in accordance with Delaware Law and the transactions contemplated by the OD Documents. The affirmative approval of the holders of a majority of the outstanding shares of the Seagate Common Stock is required for Seagate's stockholders to approve and adopt this Agreement and the Merger under Delaware Law and the transactions contemplated by the OD Documents. This Agreement and the OD Documents been duly executed and delivered by Seagate and, assuming the due authorization, execution and delivery of this Agreement by Veritas and Merger Sub and the OD Documents by the other parties thereto, this Agreement and the OD Documents constitute the valid and binding obligations of Seagate, enforceable in accordance with their respective terms, subject to (i) the effect of any applicable laws of general application relating to bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting creditors' rights and the relief of debtors generally, and (ii) the effect of rules of law and general principles of equity, including, without limitation, rules of law and general principal of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

        2.5 Conflicts. The execution and delivery of this Agreement and the OD Documents by Seagate do not, and the performance by Seagate of its obligations hereunder and thereunder and the consummation by Seagate of the transactions contemplated hereby and thereby will not,

(i) conflict with or violate the Certificate of Incorporation or Bylaws of Seagate, each as amended and in effect as of the date hereof, (ii) subject to obtaining the consents, approvals, orders or authorizations, and making the registrations, declarations or filings, set forth in Section 2.6 hereof, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Seagate or by which Seagate or its assets and properties are bound or affected, or (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Seagate's rights or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the assets or properties of Seagate pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Seagate is a party or by which Seagate or its assets and properties are bound or affected, except to the extent such conflict, violation, breach, default, impairment or other effect would not, in the case of clause (ii) or (iii) of this Section 2.5, individually or in the aggregate, (a) reasonably be expected to have a Material Adverse Effect, or (b) reasonably be expected to have a material adverse effect on, or materially delay, the ability of Veritas or Seagate to consummate the transactions contemplated hereby or on Seagate's ability to consummate the transactions contemplated by the OD Documents.

        2.6 Consents. Except as set forth in the Seagate Disclosure Statement, no material consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Seagate in connection with the execution and delivery of this Agreement or the OD Documents by Seagate, or the performance by Seagate of its obligations hereunder or thereunder or the consummation by Seagate of the transactions contemplated hereby or thereby, except for (i) the filing and effectiveness of the Registration Statement (as defined in Section 5.1 hereof) with the United States Securities and Exchange Commission (the "SEC") in accordance with the Securities Act of 1933, as amended (the "SECURITIES ACT"),
(ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) the filing of the Proxy Statement (as defined in Section 5.1 hereof) with the SEC in accordance with the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state "blue sky" securities laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and the equivalent laws of any foreign country, and (v) such other consents, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not have a material adverse effect on the ability of Veritas and Seagate to consummate the Merger and the other transactions contemplated hereby or by the OD Documents.

        2.7 SEC Filings; Financial Statements. Seagate has filed all forms, reports and documents required to be filed with the SEC since July 3, 1998, and has made available (through on-line databases) to Veritas such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including all exhibits and schedules thereto and all documents incorporated by reference therein) are referred to herein as the "SEAGATE SEC REPORTS." As of their respective dates, the Seagate SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, and (ii) did not at the time each such

Seagate SEC Report was filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Subsidiaries of Seagate is required to file any forms, reports or other documents with the SEC. Except to the extent revised or superseded by a subsequent filing with the SEC (a copy of which has been made available to Veritas prior to the date of this Agreement), none of the Seagate SEC Reports filed by Seagate since July 3, 1999 and prior to the date of this Agreement (collectively, the "RECENT SEC REPORTS") contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The consolidated financial statements of Seagate included in all Seagate SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Seagate and its consolidated Subsidiaries as of the dates thereof and the consolidated financial position of Seagate and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments). Except as reflected in the most recent consolidated balance sheet of Seagate included in the Recent SEC Reports most recently filed by Seagate with the SEC prior to the date hereof (such consolidated balance sheet being referred to herein as the "CURRENT SEAGATE BALANCE SHEET" and the date thereof being referred to herein as the "CURRENT BALANCE SHEET DATE"), as of the Current Balance Sheet Date, neither Seagate nor any of its Subsidiaries had, and since such date neither Seagate nor any of such Subsidiaries has incurred, any Liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

        2.8 Liabilities. Except as identified on the Seagate Disclosure Schedule, as of the Effective Time, Seagate will not have any material Liabilities or other obligations of any nature whatsoever (absolute, accrued, contingent or otherwise) other than (i) Designated Liabilities and (ii) Liabilities for which Veritas is entitled to indemnification under the Indemnification Agreement.

        2.9 Absence of Material Adverse Effect on Seagate. Since the date of the Current Seagate Balance Sheet, there has not been, occurred or arisen any Material Adverse Effect on Seagate.

        2.10 Compliance. Seagate is not in conflict in any material respect with, or in material default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to Seagate or by which Seagate or its assets and properties are bound or affected, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Seagate is a party or by which Seagate or its assets and properties are bound or affected. No investigation or review by any Governmental Entity is pending or, to the knowledge of Seagate, threatened, against Seagate, nor has any Governmental Entity indicated an intention to conduct the same. There is no material agreement, judgment, injunction, order or decree binding upon Seagate or any of assets and properties which has had, or would reasonably be expected to have, the effect of prohibiting or materially impairing the consummation of the Merger, or the other transactions contemplated hereby or by the OD Documents.

        2.11 Permits. Seagate holds all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities which are material to the operation of the business of Seagate, and Seagate is in compliance in all material respects with the terms of such permits, licenses, variances, exemptions, orders and approvals.

        2.12 Litigation. As of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which Seagate has received any notice of assertion nor, to the knowledge of Seagate, is there any threatened action, suit, proceeding, claim, arbitration or investigation against Seagate, which in any case would reasonably be expected to have a Material Adverse Effect on Seagate.

        2.13 Brokers' and Finders' Fees. Except for fees payable to Morgan Stanley & Co., Incorporated, Seagate has not incurred, nor will it incur, directly or indirectly, any liability for any brokerage or finders' fees or agents' commissions or any similar charges in connection with the Merger or the other transactions contemplated hereby or by the OD Documents.

        2.14 Absence of Liens and Encumbrances. Except as disclosed on Section
2.14 of the Seagate Disclosure Schedule, Seagate and Seagate Software Holdings, Inc. have good and valid title to all of their assets and properties that will not be sold or otherwise disposed of pursuant to the OD Documents including, without limitation, their shares of Veritas, Gadzoox, Dragon, CVCI and SanDisk, and such assets and properties at the Effective Time will be free and clear of any liens, encumbrances or financial commitments, except for liens for taxes not yet due and payable and as otherwise reflected in the Seagate SEC Reports.

        2.15 Statements; Registration Statement; Proxy Statement/Prospectus. None of the information supplied or to be supplied by Seagate for inclusion or incorporation by reference in (i) the Registration Statement (as defined in Section 5.1 hereof) will, at the time it is declared or ordered effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or (ii) the Proxy Statement (as defined in Section 5.1 hereof) will, on the date the Proxy Statement is first mailed to the stockholders of Seagate, at the time of the Seagate Stockholders' Meeting (as defined in Section 5.1 hereof), at the time of the Veritas Stockholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Seagate Stockholders' Meeting or the Veritas Stockholders' Meeting which has become false or misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing or anything to contrary set forth in this Agreement, Seagate makes no representation or warranty with respect to any information supplied by Veritas or Merger Sub which is contained in any of the foregoing documents.

        2.16 Board Approval. The Board of Directors of Seagate has (i) determined that the Merger and the other transactions contemplated hereby and by the OD Documents are fair to, advisable and in the best interests of Seagate and its stockholders, (ii) duly approved the Merger, this Agreement, the OD Documents and the other transactions contemplated hereby and thereby, and (iii) determined to recommend that the stockholders of Seagate approve the Merger, this Agreement, the OD Documents and the other transactions contemplated hereby and thereby.

        2.17 State Takeover Statutes. The Board of Directors of Seagate has approved the Merger, this Agreement, and the other transactions contemplated hereby and thereby, and such approval is sufficient to render inapplicable to the Merger, this Agreement, the OD Documents and the other transactions contemplated hereby and thereby the provisions of Section 203 of Delaware Law to the extent, if any, such provisions are applicable to the Merger, this Agreement, the OD Documents and the other transactions contemplated hereby and thereby. No other state takeover statute or similar statute or regulation applies to or purports to apply to the Merger, this Agreement, the OD Documents or the other transactions contemplated hereby and thereby.

        2.18 Fairness Opinion. Seagate has received a written opinion from Morgan Stanley & Co. Incorporated dated as of the date hereof, to the effect that, as of the date hereof, the Merger Consideration is fair to the stockholders of Seagate from a financial point of view and will deliver to Veritas a copy of such opinion.

        2.19 Veritas Common Stock. All of the Veritas Common Stock held directly or indirectly by Seagate is owned, beneficially and of record, by Seagate Software, and has been held continuously by Seagate Software since May 28, 1999.

        2.20 Intercompany Transactions. At no time has Seagate, Seagate Software or any member of an affiliated group of corporations as defined in Section 1504 of the Code filing returns on a consolidated basis of which Seagate or Seagate Software is a member engaged in an intercompany transaction with respect to the Veritas Common Stock giving rise to an intercompany item or corresponding item within the meaning of Section 1.1502-13 of the United States Income Tax Regulations with respect to the Veritas Common Stock, including but not limited to such items that may be subject to gain recognition upon the application of
Section 1.1502-13(f)(4) of the United States Income Tax Regulations.

        2.21 Taxes. Each of Seagate and its Subsidiaries has filed all Tax Returns required to be filed by any of them and has paid (or Seagate has paid on its behalf), or has set up an adequate reserve for the payment of, all Taxes required to be paid in respect of the periods covered by such returns (except where the failure to pay would not have a Material Adverse Effect on Seagate). The information contained in such Tax Returns is true, complete and accurate in all material respects except where the failure to be so would not have a Material

Adverse Effect on Seagate. Neither Seagate nor any subsidiary of Seagate is delinquent in the payment of any tax, assessment or governmental charge except where the delinquency would not have a Material Adverse Effect on Seagate. No deficiencies for any taxes have been proposed, asserted or assessed against Seagate or any of its subsidiaries that have not been finally settled or paid in full which would have a Material Adverse Effect on Seagate, and no requests for waivers of the time to assess any such tax are pending.

        2.22 Code Section 897 Company . Seagate is not and has not been during the period referred to in section 897(c)(1)(A)(ii) a United States real property holding corporation within the meaning of section 897(c)(2) of the Code.

                                   ARTICLE III
            REPRESENTATIONS AND WARRANTIES OF VERITAS AND MERGER SUB

        As of the date hereof and as of the Closing Date, Veritas and Merger Sub hereby jointly and severally represent and warrant to Seagate, subject to the exceptions and qualifications specifically set forth or disclosed in writing in the disclosure letter delivered by Veritas to Seagate, dated as of the date hereof (the "VERITAS DISCLOSURE SCHEDULE"), as follows:

        3.1 Organization; Good Standing. Veritas and each of its material subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the respective jurisdiction of its incorporation, with the corporate power and authority to own, lease and operate its respective assets and property and to carry on its respective business as now being conducted and as proposed to be conducted, and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on Veritas.

        3.2 Charter Documents. Veritas has delivered or made available to Seagate a true and correct copy of the Certificate of Incorporation and Bylaws of Veritas, as amended and in effect as of the date hereof. Neither Veritas nor any of its material subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents, in each case as amended and in effect as of the date hereof.

        3.3 Capital Structure. The authorized capital stock of Veritas consists of 500,000,000 shares of Common Stock, par value $0.001 per share, of which there were 396,532,084 shares issued and outstanding as of March 24, 2000, 10,000,000 shares of Preferred Stock, par value $0.001 per share, of which no shares are issued or outstanding, and one share of the special voting stock, par value $0.001 per share. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, of which, as of the date hereof, 100 shares are issued and outstanding. All outstanding shares of Veritas Common Stock and Merger Sub's capital stock are duly authorized and validly issued, fully paid and non-assessable, and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Veritas or any contract, agreement or other commitment to which Veritas is a party or by which it is bound. All outstanding shares of capital stock of Merger Sub have been issued and granted in compliance with all applicable securities and other laws.

        3.4 Authority. Each of Veritas and Merger Sub has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery by Veritas and Merger Sub of this Agreement, the performance by Veritas and Merger Sub of the transactions contemplated hereby, and the consummation by Veritas and Merger Sub of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Veritas and Merger Sub, subject only to the approval of the Merger and, to the extent not previously authorized, the Share Increase by Veritas' stockholders and the filing of an amendment to the Certificate of Incorporation of Venus with respect to the Share Increase and the Certificate of Merger in accordance with Delaware Law. The approval of the holders of a majority of the outstanding shares of Veritas Common Stock is required to approve the Merger and the Share Increase. This Agreement has been duly executed and delivered by Veritas and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by Seagate, this Agreement constitutes the valid and binding obligations of Veritas and Merger Sub, enforceable in accordance with their respective terms, subject to (i) the effect of any applicable laws of general application relating to bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting creditors' rights and the relief of debtors generally, and (ii) the effect of rules of law and general principles of equity, including, without limitation, rules of law and general principal of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

        3.5 Conflicts. The execution and delivery of this Agreement by Veritas and Merger Sub do not, and the performance by Veritas and Merger Sub of their obligations hereunder and the consummation by Veritas and Merger Sub of the transactions contemplated hereby will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Veritas and Merger Sub, (ii) subject to obtaining the consents, approvals, orders and authorizations, and making the registrations, recordations and filings, set forth in Section 3.6 hereof, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Veritas and Merger Sub or by which Veritas or Merger Sub or their assets and properties are bound or affected, or (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Veritas' or Merger Sub's rights or alter the rights or obligations of any third party under, or give to any third parties any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the assets or properties of Veritas or Merger Sub pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Veritas or Merger Sub is a party or by which Veritas or Merger Sub or either of their assets and properties are bound or affected, except to the extent such conflict, violation, breach, default, impairment or other effect would not, in the case of clause (ii) or (iii) of this Section 3.5, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Veritas.

        3.6 Consents. Except as set forth in the Veritas Disclosure Schedule, no material consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by or with respect to Veritas in connection with the execution and delivery of this Agreement or the performance by Veritas of its obligations hereunder or the consummation of the transactions contemplated hereby, except for (i) the filing of a Registration Statement with the SEC in accordance with the Securities Act,
(ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) the filing of the Proxy

Statement with the SEC in accordance with the Exchange Act, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state "blue sky" securities laws and the HSR Act and the antitrust or competition laws of any foreign country, and (v) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be material to Veritas or Merger Sub or have a material adverse effect on the ability of Veritas, Merger Sub and Seagate to consummate the Merger and the other transactions contemplated hereby.

        3.7 SEC Filings; Veritas Financial Statements.

               (a) Veritas has filed all forms, reports and documents required to be filed with the SEC since December 31, 1998, and has made a copy of all such forms, reports and documents available to Seagate. All such forms, reports and documents (including those that Veritas may file subsequent to the date hereof) are referred to herein as the "VERITAS SEC REPORTS." As of their respective dates, the Veritas SEC Reports (i) were or will be (as the case may be) prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, and (ii) did not or will not (as the case may be) at the time they were filed (or if amended or superseded, then on the date of filing of such amendment or superseding form, report or document) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

               (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Veritas SEC Reports (the "VERITAS FINANCIALS"), including any Veritas SEC Reports filed after the date hereof until the Closing, (i) complied or will comply (as the case may be) as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared or will be prepared (as the case may be) in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act), and (iii) fairly presented or will fairly present (as the case may be) in all material respects the consolidated financial position of Veritas and its subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount. The balance sheet of Veritas as of December 31, 1998 contained in the Veritas SEC Reports is hereinafter referred to as the "VERITAS BALANCE SHEET."

               (c) Veritas has heretofore furnished to Seagate a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Veritas with the SEC pursuant to the Securities Act or the Exchange Act.

        3.8 Absence of Certain Changes or Events. Since the date of the Veritas Balance Sheet, there has not been, occurred or arisen any Material Adverse Effect on Veritas.

        3.9 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which Veritas or any of its subsidiaries has received any written notice of assertion nor, to the knowledge of Veritas, is there any threatened action, suit, proceeding, claim, arbitration or investigation against Veritas or any of its subsidiaries, which in any case would reasonably would be expected to have a Material Adverse Effect on Veritas.

        3.10 Brokers' and Finders' Fees. Except for fees payable to Credit Suisse First Boston Corporation, Veritas has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with the Merger or the other transactions contemplated hereby.

        3.11 Statements; Registration Statement; Proxy Statement/Prospectus. None of the information supplied or to be supplied by Veritas for inclusion or incorporation by reference in (i) the Registration Statement (as defined in Section 5.1 hereof) will at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Proxy Statement (as defined in Section 5.1 hereof) shall not, on the date the Proxy Statement is first mailed to each of Seagate's stockholders and Veritas' stockholders, at the times of the Seagate Stockholder's Meeting (as defined in Section 5.1 hereof) and the Veritas Stockholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Seagate Stockholders' Meeting or Veritas Stockholders' Meeting which has become false or misleading. Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement, Veritas makes no representation or warranty with respect to any information supplied by Seagate which is contained in any of the foregoing documents.

        3.12 Board Approval. The Board of Directors of Veritas has (i) determined that the Merger and the other transactions contemplated hereby are advisable and in the best interests of Veritas and its stockholders, (ii) duly approved the Merger, this Agreement and the other transactions contemplated hereby, and (iii) resolved to recommend that the Stockholders of Veritas approve the Share Increase.

        3.13 Fairness Opinion. Veritas has received a written opinion from Credit Suisse First Boston Corporation, dated as of the date hereof, to the effect that, as of the date hereof, the Stock Portion to be paid by Veritas is fair to Veritas from a financial point of view and will deliver to Seagate a copy of such opinion.

        3.14 Merger Sub Operations. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not (a) engaged in any business activities, (b) conducted any operations other than in connection with the transactions contemplated hereby or (c) incurred any Liabilities other than in connection with the transactions contemplated hereby.

                                  ARTICLE IV
                   CONDUCT OF BUSINESS AND OTHER TRANSACTIONS

        4.1 Conduct of Business. On or before the Effective Time, Seagate and Seagate Software shall take all actions necessary to transfer all of their respective assets and Liabilities to one or more of Seagate's Subsidiaries such that at the Effective Time the only assets and properties owned or held by Seagate (the "DESIGNATED ASSETS") and the only Liabilities not assumed by such other Subsidiaries shall be Designated Liabilities; provided, however, that prior to the Effective Time, Seagate may sell, transfer or otherwise dispose of any of the Designated Assets set forth on Part B of Schedule I hereto. From and after the execution and delivery of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Seagate shall not sell, transfer or otherwise dispose of any shares of Veritas Common Stock owned by Seagate as of the date hereof.

        4.2 No Amendment to OD Documents. From the date hereof until the earlier to occur of the Effective Time or the termination of this Agreement pursuant to and in accordance with Section 7.1 hereof, neither Seagate nor Seagate Software shall terminate, amend, modify or otherwise supplement or waive any of the terms and conditions of the OD Documents (or any of them); provided, however, that notwithstanding the foregoing, Seagate may terminate the OD Documents pursuant to their respective terms.

        4.3 Waivers and Releases. Seagate shall use its best efforts to obtain and to deliver to Veritas, as soon as practicable after the date hereof and in any event at least 15 days prior to the Effective Time, (i) with respect to each individual who will be a holder of Rolled Options, a waiver and release of claims in favor of Veritas and Seagate in form and in substance reasonably satisfactory to Veritas (a "PROPER WAIVER"), with respect to the cancellation of Rolled Options held by such individual described in Section 1.5(c) hereof, and
(ii) with respect to each individual who is a party to any employment, severance or change in control or similar agreement, or who participates in any plan providing severance or change in control benefits, a Proper Waiver with respect to any claims which any such individual may have against Veritas and/or Seagate with respect to any such agreements or plans.

                                    ARTICLE V
                              ADDITIONAL AGREEMENTS

        5.1 Proxy Statement/Prospectus; Registration Statement; Other Filings.

               (a) As promptly as practicable following the execution and delivery of this Agreement, Seagate and Veritas shall prepare and file with the SEC a joint proxy statement/prospectus to be sent to the stockholders of Seagate and Veritas in connection with the meeting of Seagate's stockholders to consider the approval and adoption of this Agreement and the Merger (the "SEAGATE STOCKHOLDERS' MEETING") and the meeting of Veritas Stockholders to consider approval of the Merger and the Share Increase (the "VERITAS STOCKHOLDERS' MEETING") (such proxy statement/prospectus, as amended or supplemented, being referred to herein as the "PROXY STATEMENT"), and Veritas shall prepare and file with the SEC a registration statement on Form S-4 (the "REGISTRATION STATEMENT") in which the Proxy Statement will be included as a prospectus. Each of Seagate and Veritas shall promptly respond to any comments of the SEC with respect to the Registration Statement or the Proxy Statement, shall use its respective commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and, in the case of Seagate, shall cause the Proxy Statement to be mailed to the stockholders of Seagate at the earliest practicable time. As promptly as practicable after the execution and delivery of this Agreement, Seagate and Veritas shall prepare and file any other filings required under the Exchange Act, the Securities Act or any other federal, foreign or state "blue sky" securities laws relating to the Merger and the other transactions contemplated hereby (collectively, the "OTHER FILINGS"). Each of Seagate and Veritas shall notify the other promptly upon the receipt of any comments from the SEC or its staff, and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Proxy Statement or any Other Filing, or for additional information, and shall supply the other with copies of all correspondence between such party or any of its agents or representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement, or any Other Filing. The Registration Statement, the Proxy Statement and the Other Filings shall comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Registration Statement, the Proxy Statement or any Other Filing, Seagate or Veritas, as the case may be, shall promptly inform the other of such event, and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of Seagate, such amendment or supplement.

               (b) Subject to the terms of Section 5.2(c) hereof, the Proxy Statement shall include the recommendation of the Board of Directors of Seagate in favor of adoption and approval of this Agreement and the Merger. The Proxy Statement shall also include the recommendation of the Board of Directors of Veritas in favor of approval of the Share Increase and the Merger.

        5.2 Stockholder Meetings.

               (a) Subject to the terms of Section 5.2(c) hereof, promptly after the date hereof and in consultation with Veritas, Seagate shall take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to convene the Seagate Stockholders' Meeting and Veritas shall call the Veritas Stockholders' Meeting, to be held as promptly as practicable, for the purpose of voting upon (i) this Agreement, the Merger and the transactions contemplated under the OD Documents, (ii) the Merger and (iii) if necessary, the Share Increase, as the case may be. Seagate and Veritas shall use all reasonable efforts to hold the Veritas Stockholders' Meeting and the Seagate Stockholders' Meeting on the same day and as soon as practicable after the date on which the Registration Statement becomes effective. Nothing herein shall prevent Seagate or Veritas from adjourning or postponing the Seagate Stockholders' Meeting or the Veritas Stockholders' Meeting, as the case may be, to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to the stockholders of Veritas and Seagate in advance of a vote relevant to the Merger and this Agreement. Subject to the terms of Section 5.2(c) hereof, Seagate and Veritas shall each use its commercially reasonable efforts to solicit proxies from its stockholders in favor of the adoption and approval of the items in clauses (i) and (ii) of the preceding sentence, as relevant, and shall take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of the National Association of Securities Dealers, Inc., Delaware Law, The New York Stock Exchange, Inc. and all other applicable legal requirements to obtain such approval.

               (b) Subject to the terms of Section 5.2(c) hereof: (i) the Board of Directors of Seagate shall recommend that Seagate's stockholders vote in favor of and adopt and approve this Agreement and the Merger and the transactions contemplated under the OD Documents at the Seagate Stockholders' Meeting; (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of Seagate has recommended that Seagate's stockholders vote in favor of and adopt and approve this Agreement and the Merger and the transactions contemplated under the OD Documents at the Seagate Stockholders' Meeting, (iii) neither the Board of Directors of Seagate nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Veritas, the recommendation of the Board of Directors of Seagate that the stockholders of Seagate vote in favor of and adopt and approve this Agreement and the Merger, and, unless this Agreement shall have been terminated, Seagate shall cause Seagate Software to vote the shares of Veritas Common Stock it holds in favor of the Share Increase and the Merger.

               (c) Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, nothing in this Agreement shall prevent the Board of Directors of Seagate from withdrawing, amending or modifying its recommendation in favor of this Agreement and the Merger (i) Seagate receives a Seagate Superior Offer (as defined below) and such Seagate Superior Offer is not withdrawn, (ii) neither Seagate nor any of its agents or representatives has violated any of the restrictions set forth in Section 5.4(a) hereof, and (iii) the Board of Directors of Seagate concludes in good faith, after consultation with its outside counsel, that, in light of such Seagate Superior Offer, the withholding, withdrawal, amendment or modification of such recommendation is necessary in order for the Board of Directors of Seagate to comply with its fiduciary obligations to the stockholders of Seagate under applicable law. For all purposes of and under this Agreement, the term "SEAGATE SUPERIOR OFFER" shall mean a bona fide written offer made by a third party to consummate any of the following transactions: (a) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Seagate, pursuant to which the stockholders of Seagate immediately preceding the consummation of such transaction would hold less than fifty percent (50%) of the equity interest in the surviving or resulting entity of such transaction (or the ultimate parent entity thereof); (b) a sale or other disposition by Seagate of assets and properties (excluding inventory and used equipment sold in the ordinary course of business) representing more than fifty percent (50%) of Seagate's assets immediately prior to such sale or other disposition, or (c) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Seagate), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing more than fifty percent (50%) of the voting power of the then outstanding shares of capital stock of the Seagate, in each case on terms that the Board of Directors of Seagate determines, in its reasonable judgment, after consultation with its financial advisor, to be more favorable to the stockholders of Seagate, from a financial point of view, than the terms of this Agreement and the Merger; provided, however, that any such offer shall not be deemed to be a "Seagate Superior Offer" if any financing required to consummate the transaction contemplated by such offer is not committed and is not likely in the judgment of the Board of Directors of Seagate to be obtained by such third party on a timely basis. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, nothing in this Agreement shall prevent the Board of Directors of Seagate from withdrawing, amending or modifying its recommendation in favor of the transactions contemplated by the OD Documents, or terminating the OD Documents in accordance with their terms.

        5.3 Confidentiality. Veritas and Seagate acknowledge that they have previously entered into a Confidentiality Agreement (the "CONFIDENTIALITY AGREEMENT"), which shall continue in full force and effect in accordance with its terms.

        5.4 No Solicitation.

               (a) From the execution and delivery of this Agreement and until the earlier to occur of the Effective Time and termination of this Agreement pursuant to Section 7.1 hereof, Seagate and its Subsidiaries shall not, and they shall cause their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them not to, directly or indirectly (i) solicit, initiate, encourage or induce the making, submission or announcement of any Seagate Acquisition Proposal (as defined in Section 5.4(b) hereof), (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Seagate Acquisition Proposal, (iii) engage in discussions with any person with respect to any Seagate Acquisition Proposal, (iv) subject to the terms of Section 5.2(c) hereof, approve, endorse or recommend any Seagate Acquisition Proposal, or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Seagate Acquisition Transaction (as defined in Section 5.4(b) hereof); provided, however, that until the date on which this Agreement is approved by the requisite vote of the stockholders of Seagate, the terms of this Section 5.4(a) shall not prohibit Seagate from furnishing information regarding Seagate and its Subsidiaries to, entering into a confidentiality or non-disclosure agreement with, or entering into discussions with, any person or group in response to a Seagate Superior Offer submitted by such person or group (and not withdrawn) if (a) neither Seagate nor any agents or representative of Seagate and its Subsidiaries shall have violated any of the restrictions set forth in this Section 5.4(a), (b) the Board of Directors of Seagate concludes in good faith, after consultation with its outside legal counsel, that such action is necessary in order for the Board of Directors of Seagate to comply with its fiduciary obligations to the stockholders of Seagate under applicable Law, (c) Seagate receives from such person or group an executed confidentiality or non-disclosure agreement containing customary limitations on the use and disclosure of all non-public written and oral information furnished to such person or group by or on behalf of Seagate and containing terms no less favorable to the disclosing party than the terms of the Confidentiality Agreement (including with respect to any standstill arrangements, unless the standstill arrangements in the Confidentiality Agreement are waived and (d) prior to furnishing any such non-public information to such person or group, or entering into negotiations or discussions, Seller notifies Purchaser promptly of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of the person and the terms and conditions of any inquiries, proposals or offers, and furnishes such non-public information to Veritas to the extent such information has not been previously furnished to Veritas. Seagate and its subsidiaries shall immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Seagate Acquisition Proposal.

               (b) For all purposes of and under this Agreement, the term "SEAGATE ACQUISITION PROPOSAL" shall mean any offer or proposal (other than an offer or proposal by Veritas) relating to any Seagate Acquisition Transaction. For all purposes of and under this Agreement, "SEAGATE ACQUISITION TRANSACTION" shall mean any transaction or series of related transactions, other than the transactions contemplated by this Agreement or the OD Documents, involving: (i) any acquisition or purchase from Seagate by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of more than fifteen percent (15%) in interest of the total outstanding voting securities of Seagate, or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) beneficially owning more than fifteen percent (15%) of the total outstanding voting securities of Seagate, or any merger, consolidation, business combination or similar transaction involving Seagate pursuant to which the stockholders of Seagate immediately preceding such transaction would hold less than fifteen percent (15%) of the equity interests in the surviving or resulting entity of such transaction; (ii) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than fifteen percent (15%) of the assets and properties of Seagate; or (iv) any liquidation or dissolution of Seagate, excluding, in all cases any disposition of the assets covered by the OD Documents.

               (c) In addition to the restrictions and obligations of Seagate set forth in Section 5.4(a) hereof, Seagate as promptly as practicable, and in any event within twenty-four (24) hours, shall advise Veritas orally and in writing of any request received by Seagate for non-public information which Seagate reasonably believes could lead to a Seagate Acquisition Proposal or of any Seagate Acquisition Proposal, the material terms and conditions of such request or Seagate Acquisition Proposal, and the identity of the person or group making any such request or Seagate Acquisition Proposal. Seagate shall keep Veritas informed in all material respects of the status and details (including material amendments or proposed amendments) of any such request or Seagate Acquisition Proposal.

        5.5 Public Disclosure. Veritas and Seagate shall consult with each other and agree before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement, or a Seagate Acquisition Proposal and shall not issue any such press release or make any such public statement prior to such agreement, except as may be required by law or any listing agreement with a national securities exchange or the Nasdaq, in which case reasonable efforts to consult with the other party hereto shall be made prior to such release or public statement; provided, however, that no such consultation or agreement shall be required if, prior to the date of such release or public statement, Seagate shall have withheld, withdrawn, amended or modified its recommendation in favor of this Agreement and the Merger or the OD Documents and the transactions contemplated thereunder.

        5.6 Legal Requirements. Each of Veritas, Merger Sub and Seagate shall take all reasonable actions necessary or desirable to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the Merger and the other transactions contemplated hereby (including, without limitation, furnishing all information required in connection with approvals of, or filings with, any Governmental Entity, and prompt resolution of any litigation prompted hereby), and shall promptly cooperate with, and furnish information to, the other party hereto to the extent necessary in connection with any such requirements imposed upon either of them or their respective subsidiaries in connection with the consummation of the Merger and the other transactions contemplated hereby. Veritas shall use its commercially reasonable efforts to take such steps as may be necessary to comply with the securities and state "blue sky" securities laws of all jurisdictions which are applicable to the issuance of Veritas Common Stock pursuant to the Merger in accordance with this Agreement. Seagate shall use its commercially reasonable efforts to assist Veritas as may be necessary to comply with the securities and state "blue sky" securities laws of all jurisdictions which are applicable in connection with the issuance of Veritas Common Stock pursuant to the Merger in accordance with this Agreement.

        5.7 Notification of Certain Matters. Veritas shall give prompt notice to Seagate, and Seagate shall give prompt notice to Veritas, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (i) any representation or warranty contained in this Agreement to be untrue or inaccurate at the Effective Time, such that the conditions set forth in Section 6.2(a) or Section 6.3(a) hereof, as the case may be, would not be satisfied or fulfilled as a result thereof, or (ii) any material failure of Veritas, Merger Sub or Seagate, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the foregoing, the delivery of any notice pursuant to this Section 5.7 shall not limit or otherwise affect the rights and remedies available hereunder to the party receiving such notice.

        5.8 Commercially Reasonable Efforts and Further Assurances. Subject to the respective rights and obligations of Veritas and Seagate under this Agreement, each of Veritas and Seagate shall use its respective commercially reasonable efforts to effectuate the Merger and the other transactions contemplated hereby, and to fulfill and cause to be fulfilled the conditions to the Closing under this Agreement. Each of Veritas and Seagate, at the reasonable request of the other party hereto, shall execute and deliver such other instruments, and do and perform such other acts and things, as may be necessary or desirable for effecting completely the consummation of the Merger and the other transactions contemplated hereby.

        5.9 Indemnification.

               (a) From and after the Effective Time, the Surviving Corporation shall fulfill and honor in all respects the obligations of Seagate pursuant to any indemnification agreements between Seagate and any of its directors and officers existing prior to the date hereof to the extent the obligations thereunder relate to the approval and adoption of the Merger. The Certificate of Incorporation and Bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification, exculpation, expense advancement and elimination of liability for monetary damages relating to the approval and adoption of the Merger at least as favorable as is set forth in the Certificate of Incorporation and Bylaws of Seagate, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, at the Effective Time, were directors, officers, employees or agents of Seagate, unless such modification is required by law.

               (b) For a period of six (6) years after the Effective Time, Veritas shall use its commercially reasonable efforts to maintain in effect, if available, directors' and officers' liability insurance (or purchase tail coverage) covering those persons who are currently covered by Seagate's directors' and officers' liability insurance policy on terms comparable to those applicable to the then current directors and officers of Veritas.

               (c) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers a material amount of its assets and properties to any person in a single transaction or a series of related transactions, then, and in each such case, the Surviving Corporation shall either guaranty the indemnification obligations of the Surviving Corporation under this Section 5.10, or shall make, or cause to be made, proper provision so that the successors and assigns of the Surviving Corporation assume the indemnification obligations of the Surviving Corporation under this Section 5.11 for the benefit of the parties entitled to the benefits of this Section 5.10 (the "INDEMNIFIED PARTIES"). The terms and provisions of this Section 5.10 are
(a) intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, and (b) in addition to, and not in substitution for, any other rights to indemnification or contribution that any of the Indemnified Parties may have by contract or otherwise.

               (d) This Section 5.9 shall survive any termination of this Agreement and the consummation of the Merger at the Effective Time, and shall be binding on all successors and assigns of the Surviving Corporation.

        5.10 Tax-Free Reorganization. Neither Seagate nor Veritas shall, nor shall either permit any of its Subsidiaries to take or cause to be taken any action that would disqualify the Merger as a "reorganization" within the meaning of Section 368(a) of the Code; provided, however, that neither party shall have any liability under this Section 5.10 as a result of any action contemplated hereunder or by the OD Documents.

        5.11 Nasdaq Listing. Veritas shall authorize for listing on the Nasdaq the shares of Veritas Common Stock issuable pursuant to the Merger in accordance with this Agreement, upon official notice of issuance.

        5.12 Seagate Affiliate Agreement. Prior to the Seagate Stockholders Meeting, Seagate shall provide Veritas a complete and accurate list of those persons who may be deemed to be, in Seagate's reasonable judgment, affiliates of Seagate within the meaning of Rule 145 promulgated under the Securities Act (a "SEAGATE AFFILIATE"). Seagate shall provide Veritas with such information and documents as Veritas reasonably requests for purposes of reviewing and verifying the foregoing list. Seagate shall deliver or cause to be delivered to Veritas as promptly as practicable on or following the date hereof, but in no event later than the date the Proxy

Statement is filed with the SEC, from each Seagate Affiliate an executed Affiliate Agreement, in customary form and substance reasonably satisfactory to Veritas (the "SEAGATE AFFILIATE AGREEMENT"), each of which will be effective as of the Effective Time. Veritas shall be entitled to place appropriate legends on the certificates evidencing any Veritas Common Stock to be received by a Seagate Affiliate pursuant to the Merger in accordance with this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Veritas Common Stock.

        5.13 Regulatory Filings; Reasonable Efforts. As soon as practicable following the execution and delivery of this Agreement, Seagate and Veritas each shall file with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") a Notification and Report Form relating to the Merger and the other transactions contemplated hereby as required by the HSR Act, as well as any comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by Seagate and Veritas. Seagate and Veritas each shall promptly (i) supply the other with any information which may be required in order to effectuate the foregoing filings, and (ii) supply any additional information which reasonably may be required by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and which the parties may reasonably deem appropriate.

        5.14 Access to Information. From the date hereof until the Effective Date, Seagate will, and will cause each of its subsidiaries to (i) allow Veritas and its officers, employees, counsel, accountants, actuaries, consultants and other authorized representatives ("REPRESENTATIVES") to have full access to the books, records, contracts, properties, facilities, accountants, actuaries, consultants, advisors, management and personnel of Seagate and its subsidiaries at all reasonable times, (ii) furnish promptly to Veritas and its Representatives all information and documents concerning Seagate and its subsidiaries as Veritas or its Representatives may reasonably request and (iii) cause the respective officers, employees and Representatives of Seagate and its subsidiaries to cooperate in good faith with Veritas and its Representatives in connection with all such access.

        5.15 TRA Matters.

               (a) Form. The TRA Rights shall be evidenced by a non-transferable document in form and substance reasonably satisfactory to Veritas and Seagate, and shall contain legends to the effect that they are non-negotiable instruments as well as such other legends as may be required by law. The TRA Rights shall have an expiration date of March 31, 2003, after which time they shall expire without further act. After the expiration date of the TRA Rights, any TRA Amounts received by Veritas and its Affiliates shall be the property of Veritas without any obligation whatsoever to account therefor to former holders of the TRA Rights.

               (b) Administration generally. On or prior to the Effective Time, Seagate shall designate one or more designees (the "ADMINISTRATORS") who shall be responsible for overseeing collection of the TRA Amounts and coordinating activities with representatives of Veritas and Purchaser with respect to Seagate Taxes. Veritas and Seagate will, prior to the Effective Time, cooperate in good faith with respect to establishing procedures and structures designed to maximize the aggregate value of the TRA Amount and minimize the amount of administrative costs. This may include the establishment of segregated accounts, pass-through trusts or similar devices (collectively, a "COLLECTION ACCOUNT") to receive periodic payments of TRA Amounts. The Administrators shall be entitled to charge the Collection Account a fee of 1% for all amounts deposited therein and distributed to holders of the TRA Rights.

               (c) Collection Amount. Following the Effective Time, Veritas shall forward to the Collection Account (and notify the Administrators of) any such refunds or credits after receipt or realization thereof by Veritas.

               (d) Payments. Any payments from Veritas required to be paid shall be made within 10 business days of the receipt of any refund or realization of credit as the case may be. Any such payments not made within such time period, shall be subject to an interest charge of 8% per annum.

               (e) Investments/Distributions. Amounts deposited in the Collection Account shall be invested in short-term money markets instruments, and shall be distributed to holders of TRA Rights on each calendar quarterly end commencing September 30, 2000.

               (f) Conduct of Audits and Other Procedural Matters. The Administrators shall have the right to initiate any claim for refund, credit or amended return that would give rise to a TRA Amount, and to control any audit, examination or contest with respect thereto, except if such audit, examination or contest may give rise to an indemnification obligation by Purchaser under the Indemnification Agreement, in which case the provisions of Section 6(d)(i) of the Indemnification Agreement shall control. Venus shall promptly forward to the Administrators all written notifications and other written communications, including if available the original envelope showing any postmark, from any taxing authority received by Venus or its affiliates relating to the TRA Amount.

               (g) Assistance and Cooperation. After the Effective Time, Veritas shall (and shall cause their respective Affiliates to):

                      (i) Assist the Administrators in calculating the potential amount of the TRA Amount and included any Tax Returns prepaid by Veritas claims for refunds or credits designed to maximize the TRA Amount;

                      (ii) Cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding the TRA Amount;

                      (iii) Make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of Veritas, Seagate or any of their respective subsidiaries;

                      (iv) Provide timely notice to the other in writing of any pending or threatened Tax audits or assessments relating to refunds or credits included or potentially includable by individuals in the TRA Amount; and

                      (v) Furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit which may affect refunds or credits included or potentially includable in the TRA Amount.

               (h) Exculpation. In performing any duties under this Agreement, the Administrator shall not be liable to any party for damages, losses, or expenses, except for negligence or willful misconduct on the part of the Administrator. The Administrator shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Administrator shall in good faith believe to be genuine, nor will the Administrator be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Administrator may consult with legal counsel in connection with performing the Administrator's duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel. The Administrator is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

               (i) Dragon Shares. Any Dragon Shares escrowed at the Effective Time or with respect to which the parties did not mutually agree to a value, shall be added to the TRA Amount, mutatis mutandis.

                                  ARTICLE VI
                            CONDITIONS TO THE MERGER

        6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction or fulfillment, at or prior to the Effective Time, of the following conditions:

               (a) Stockholder Approvals. This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law by the stockholders of Seagate. The Share Increase and the Merger shall have been approved by the requisite vote of the Veritas stockholders.

               (b) Registration Statement Effective; Proxy Statement. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement, shall have been initiated or threatened in writing by the SEC.

               (c) No Order; HSR Act. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. All requirements, if any, under the HSR Act or equivalent foreign statute, rule, regulation or order relating to the transactions contemplated hereby shall have expired or terminated early.

               (d) Tax Opinions. Veritas and Seagate shall each have received substantially identical written opinions from their respective counsels, Willkie Farr & Gallagher and Wilson Sonsini Goodrich & Rosati, Professional Corporation, in form and substance reasonably satisfactory to them, to the effect that the Merger should constitute a "reorganization" within the meaning of Section 368(a) of the Code, and such opinions shall not have been withdrawn. The parties to this Agreement agree to make reasonable representations as requested by such counsel for the purpose of rendering such opinions.

               (e) Closing of OD Documents. The closing of the transactions contemplated by the OD Documents shall have occurred without waiver of Section 9.2(a) and (b) or 9.3(a) and (b) of the OD Documents, and pursuant thereto, Seagate and Star Software shall not have (i) any assets or properties other than the Designated Assets, or (ii) any Liabilities (other than the Designated Liabilities) or other obligations (absolute, accrued contemplated or otherwise) for which Veritas is not entitled to indemnification under the Indemnification Agreement, and Seagate and Purchaser shall have provided Veritas with certificates by their respective Chief Financial Officers to the foregoing effect.

        6.2 Additional Conditions to Obligations of Seagate. The obligation of Seagate to consummate and effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction or fulfillment, at or prior to the Effective Time, of the following conditions, any of which may be waived, in writing, exclusively by Seagate:

               (a) Representations and Warranties. The representations and warranties of Veritas and Merger Sub contained in this Agreement shall have been true and correct in all material respects as of the date hereof, except where the failure to be so true and correct would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on Veritas. In addition, the representations and warranties of Veritas contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time (except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date, which shall have been true and correct only as of such particular date), with the same force and effect as if made on and as of the Effective Time, except in such cases where the failure to be so true and correct would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on Veritas. Seagate shall have received a certificate with respect to the foregoing signed on behalf of Veritas by the Chief Executive Officer and the Chief Financial Officer of Veritas.

               (b) Agreements and Covenants. Veritas and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Seagate shall have received a certificate to such effect signed on behalf of Veritas by the Chief Executive Officer and the Chief Financial Officer of Veritas.

        6.3 Additional Conditions to the Obligations of Veritas and Merger Sub. The obligations of Veritas and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction or fulfillment, at or prior to the Effective Time, of the following conditions, any of which may be waived, in writing, exclusively by Veritas:

               (a) Representations and Warranties. The representations and warranties of Seagate contained in this Agreement shall have been true and correct in all material respects as of the date hereof, except where the failure to be so true and correct would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on Seagate. In addition, the representations and warranties of Seagate contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time (except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date, which shall have been true and correct as of such particular date), with the same force and effect as if made on and as of the Effective Time, except in such cases where the failure to be so true and correct would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on Seagate. Veritas shall have received a certificate with respect to the foregoing signed on behalf of Seagate by the President and the Chief Financial Officer of Seagate. The representations and warranties in Section 2.3(b) hereof shall be true and correct in all material respects.

               (b) Agreements and Covenants. Seagate shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and the Veritas shall have received a certificate to such effect signed on behalf of Seagate by the President and the Chief Financial Officer of Seagate.

               (c) Indemnification Agreement Representations and Warranties. Each of the representations and warranties of the parties (other than Veritas) in the Indemnification Agreement (i) to the extent qualified by materiality shall be true and correct, and (ii) to the extent not qualified by materiality, shall be true and correct in all material respects, in each of cases (i) and
(ii), on the date of this Agreement and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except as otherwise contemplated by this Agreement. The Indemnification Agreement shall be in full force and effect, and each Subsidiary of Purchaser shall have executed and delivered a joinder agreement in accordance with the terms of the Indemnification Agreement.

               (d) Financing. The Financing (as defined in the OD Documents) shall have closed on the terms and conditions specified in the Commitment Letters (as defined in the OD Documents) and no material change in the terms of such Financing shall have occurred which, in Veritas' reasonable judgment, would materially and adversely impact Purchaser's ability to timely satisfy its obligations under the Indemnification Agreement.

                                   ARTICLE VII
              TERMINATION, FEES AND EXPENSES; AMENDMENT AND WAIVER

        7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the Merger by the stockholders of Seagate:

               (a) by mutual written consent, duly authorized by the Boards of Directors of Veritas and Seagate;

               (b) by either Seagate or Veritas, if the Merger shall not have been consummated by December 31, 2000; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party hereto whose failure to fulfill any obligation under this Agreement (including, without limitation, such party's obligation under Section 5.4 hereof) has been a principal cause of, or resulted in, the failure of the Merger to be consummated on or before such date

               (c) by either Seagate or Veritas, if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree or ruling is final and nonappealable;

               (d) by either Seagate or Veritas, if (i) the requisite approval of the stockholders of Seagate under applicable law to approve this Agreement and the Merger shall not have been obtained by reason of the failure to obtain the requisite vote upon a vote taken at a meeting of the stockholders of Seagate duly convened therefor or at any adjournment or postponement thereof; and (ii) the required approval by the stockholders of Veritas of the Share Increase (if not previously approved) and the Merger shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Veritas stockholders duly convened therefor or at any adjournment thereto; provided, however, that a party's right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to Seagate if the failure to obtain the foregoing approval of the stockholders of that party shall have been caused by that party's action or failure to act in a manner which constitutes a material breach of this Agreement;

               (e) by Seagate, upon a breach by Veritas of any representation, warranty, covenant or agreement of Veritas in this Agreement, or if any representation or warranty of Veritas shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) hereof would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, however, that if such inaccuracy in Veritas' representations and warranties, or breach by Veritas, is curable, then Seagate may not terminate this Agreement pursuant to this Section 7.1(e) for thirty-five (35) calendar days after delivery of written notice to Veritas of such breach, provided that Veritas continues to exercise commercially reasonable efforts to cure such breach (it being understood that Seagate may not terminate this Agreement pursuant to this Section 7.1(e) if such breach by Veritas is cured during such thirty-five (35)-day period);

               (f) by Veritas, upon a breach by Seagate of any representation, warranty, covenant or agreement of Seagate contained in this Agreement, or if any representation or warranty of Seagate shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) hereof would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, however, that if such inaccuracy in Seagate's representations and warranties, or breach by Seagate, is curable then Veritas may not terminate this Agreement pursuant to this Section 7.1(f) for thirty-five (35) calendar days after delivery of written notice to Seagate of such breach, provided that Seagate continues to exercise commercially reasonable efforts to cure such breach (it being understood that Veritas may not terminate this Agreement pursuant to this Section 7.1(f) if such breach by Seagate is cured during such thirty-five (35)-day period);

               (g) by Seagate, if (i) prior to the receipt of the requisite approval of the stockholders of Seagate to this Agreement and the Merger, Seagate receives a Seagate Superior

Offer and the Board of Directors of Seagate concludes in good faith, after consultation with its outside counsel, that in light of such Seagate Superior Offer, the termination of this Agreement in order to accept such Seagate Superior Offer is necessary in order for the Board of Directors of Seagate to comply with its fiduciary obligations to the stockholders of Seller under applicable law, and Seagate enters into an agreement contemplating, or consummates, a Seagate Acquisition Transaction, and (ii) Seagate has complied with all of its obligations under Section 5.4 hereof, and (iii) prior to the termination of this Agreement pursuant to this Section 7.1(g), pays Veritas the Seagate Termination Fee pursuant to Section 7.3(b)(ii) hereof; provided, that such termination may take place only after two (2) business days following Veritas' receipt of written notice advising Veritas that the Board of Directors of Seagate has received a Seller Superior Offer specifying the material terms and conditions of such Seagate Superior Offer (and including a copy thereof with all accompanying documentation, if in writing), identifying the person making such Seagate Superior Offer and stating that it intends to make the determination set forth in clause (i) of this Section 7.1(g). After providing such notice, Seagate shall provide an opportunity to Veritas to make such adjustments in the terms and conditions of this Agreement as would enable Seagate to proceed with its recommendation to its stockholders without making the determination set forth in clause (i) of this Section 7.1(g); provided, further, however, that any such adjustment shall be at the discretion of Veritas at the time; or

               (h) by Veritas, if a Veritas Triggering Event shall have occurred. For all purposes of and under this Agreement, a "VERITAS TRIGGERING EVENT" shall be deemed to have occurred if: (i) the Board of Directors of Seagate (or any committee thereof) shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Veritas its recommendation in favor of the adoption and approval of this Agreement or the Merger; (ii) Seagate shall have failed to include in the Proxy Statement the recommendation of the Board of Directors of Seagate in favor of the adoption and approval of this Agreement and the Merger or shall have taken any action or made any statement inconsistent with such recommendation; or (iii) a tender or exchange offer relating to securities of Seagate shall have been commenced by a person unaffiliated with Veritas, and Seagate shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published sent or given, a statement disclosing that Seagate recommends rejection of such tender or exchange offer; or

               (i) by Seagate, if: (i) the Board of Directors of Veritas (or any committee thereof) shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Seagate its recommendation in favor of the Share Increase (if not previously approved) and the Merger; or (ii) Veritas shall have failed to include in the Proxy Statement the recommendation of the Board of Directors of Veritas in favor of the Share Increase (if not previously approved) and the Merger.

        7.2 Notice of Termination; Effect of Termination. Except as set forth in
Section 7.3(b), any termination of this Agreement pursuant to Section 7.1 hereof shall be effective immediately upon the delivery of written notice of the terminating party to the other party hereto. In the event of the termination of this Agreement pursuant to Section 7.1 hereof, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 7.2, Section
7.3 hereof and Article VIII hereof, each of which shall survive the termination of this Agreement without limitation, and (ii) that nothing herein shall relieve any party from liability for any intentional breach of this Agreement. A change by the Veritas board of directors of its recommendation of approval of the Merger and/or the Share Increase shall be an intentional breach by Veritas of the terms hereof unless Veritas, at the time of such change, had the right to terminate this Agreement. In the event of the termination of this Agreement under circumstances whereby the Seagate Termination Fee shall be payable, either immediately or based upon the occurrence of a subsequent event, the provisions of any standstill or similar agreement that would prevent an acquisition by Veritas or any of its affiliates of capital stock or assets of Seagate or any affiliate of Seagate (such provisions being "standstill provisions") shall terminate without any further action on the Part of Veritas or Seagate, providing that (i) only such standstill provisions of any such agreement shall terminate and the remaining provisions thereof shall remain in full force and effect in accordance with their terms and (ii) no severability provisions of any such agreement shall be interpreted to require the replacement of such standstill provisions with any other provision.

        7.3 Fees and Expenses.

               (a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

               (b) Seagate Payments.

                      (i) Seagate shall pay to Veritas in immediately available funds, within one (1) business day after such notice of termination is delivered, an amount equal to $440,000,000 (the "SEAGATE TERMINATION FEE") if this Agreement is terminated by Veritas pursuant to Section 7.1(h) hereof.

                      (ii) Seagate shall pay Veritas in immediately available funds, prior to the termination of this Agreement, an amount equal to the Seagate Termination Fee if this Agreement is terminated by Seagate pursuant to
Section 7.1(g) hereof.

                      (iii) Seagate shall pay to Veritas in immediately available funds, within one (1) business day after the date Seagate directly or indirectly enters into an agreement with any third party with respect to a Seagate Acquisition Transaction or a Seagate Acquisition Transaction is consummated, an amount equal to the Seagate Termination Fee if (A) this Agreement is terminated by Veritas pursuant to Section 7.1(d)(i) hereof and at such time was not terminable by Seagate pursuant to Section 7.1(d)(ii), (B) at any time after the date of this Agreement and at or before the Seagate Stockholder Meeting a Seagate Acquisition Proposal shall have been publicly announced or otherwise communicated to the Seagate, and (C) within twelve (12) months of the termination of this Agreement, Seagate directly or indirectly enters into an agreement with any third party with respect to a Seagate Acquisition Transaction or a Seagate Acquisition Transaction is consummated.

                       (iv) Seagate shall pay to Veritas in immediately available funds, within one (1) business day after the first to occur of the events set forth in clause (d) below, an amount equal to the Seagate Termination Fee if (A) this Agreement is terminated by either party pursuant to Section 7.1(b) hereof and at such time was not terminable by Seagate pursuant to

Section 7.1(d)(ii), (B) at any time after the date of this Agreement and at or before the Termination Date a Seagate Acquisition Proposal shall have been publicly announced or otherwise communicated to the Seagate, (C) following the public announcement or communication of such Seagate Acquisition Proposal and prior to any such terminations, Seagate shall have intentionally breached (and not cured after notice thereof) any of its covenants or agreements set forth in this Agreement in any material respect, which breach shall have contributed to the failure of the Closing to occur on or before the Termination Date, and (D) within twelve (12) months of the termination of this Agreement, Seagate directly or indirectly enters into an agreement with any third party with respect to a Seagate Acquisition Transaction or a Seagate Acquisition Transaction is consummated.

                      (v) For all purposes of and under this Section 7.3, the term "SEAGATE ACQUISITION PROPOSAL" shall mean any offer or proposal (other than an offer or proposal by Veritas relating to any Seagate Acquisition Transaction. For all purposes of and under this Section 7.3, "SEAGATE ACQUISITION TRANSACTION" shall mean any transaction or series of related transactions involving: (i) any acquisition or purchase from Seagate by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of more than fifty percent (50%) in interest of the total outstanding voting securities of Seagate, or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) beneficially owning more than fifty percent (50%) of the total outstanding voting securities of Seagate, or any merger, consolidation, business combination or similar transaction involving Seagate pursuant to which the stockholders of Seagate immediately preceding such transaction would hold less than fifty percent (50%) of the equity interests in the surviving or resulting entity of such transaction (or the ultimate parent entity thereof);
(ii) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than fifty percent (50%) of the assets and properties of Seagate; or (iii) any liquidation or dissolution of Seagate, excluding in all cases any disposition of the assets covered by the OD Documents.

                      (vi) Seagate acknowledges that the agreements contained in this Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Veritas would not enter into this Agreement.

        7.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

        7.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

        8.1 Non-Survival of Representations and Warranties. The representations and warranties of Seagate and Veritas contained in this Agreement shall terminate at the Effective Time, and only the covenants and agreements that by their terms survive the Effective Time shall survive the Effective Time.

        8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via facsimile (receipt confirmed) to the parties at the following addresses or facsimile numbers (or at such other address or facsimile numbers for a party as shall be specified by like notice):

               (a)    if to Seagate, to:

                      Seagate Technology, Inc.
                      920 Disc Drive
                      Scotts Valley, California 95066
                      Attention:  General Counsel
                      Facsimile No.: 831-438-6675
                      Telephone No.:  831-438-6550

                      with copies to:

                      Wilson Sonsini Goodrich & Rosati
                      Professional Corporation
                      650 Page Mill Road
                      Palo Alto, California 94304-1050
                      Attention:  Larry W. Sonsini, Esq.
                      Facsimile No.:  650-493-6811
                      Telephone No.:  650-493-9300

                      and to:

                      Wilson Sonsini Goodrich & Rosati
                      Professional Corporation
                      One Market Plaza
                      Spear Tower
                      San Francisco, California 94105
                      Attention:  Michael J. Kennedy, Esq.
                      Facsimile No.:  415-947-2099
                      Telephone No.:  415-947-2000
                      and to:

                      Suez Acquisition Company (Cayman) Limited
                      c/o Silver Lake Partners, L.P.
                      2725 Sand Hill Road
                      Building C, Suite 950
                      Menlo Park, California  94025
                      Attention: Dave Roux
                      Facsimile: 650-233-8125
                      Telephone: 650-233-8121

                      with a copy to:

                      Simpson Thacher & Bartlett
                      425 Lexington Avenue
                      New York, New York  10017-3954
                      Attention: William E. Curbow, Esq.
                      Facsimile:  212-455-2502
                      Telephone:  212-455-2000

                      and to:

                      TPG Partners, III, L.P.
                      201 Main Street, Suite 2420
                      Fort Worth, Texas 76102
                      Attention:  Richard A. Ekleberry, Esq.
                      Facsimile:  817-871-4010
                      Telephone:  817-871-4000

                      with a copy to:

                      Cleary, Gottlieb, Steen & Hamilton
                      One Liberty Plaza
                      New York, New York  10006
                      Attention:  Paul J. Shim, Esq.
                      Facsimile:  212-225-3999
                      Telephone:  212-225-2000

               (b) if to Veritas, Merger Sub or the Surviving Corporation, to:

                      VERITAS Software Corporation
                      1600 Plymouth Street
                      Mountain View, California 94043
                      Attention: General Counsel
                      Facsimile: 650-526-2581
                      Telephone: 650-335-8000
                      with a copy to:

                      Willkie Farr & Gallagher
                      787 Seventh Avenue
                      New York, New York  10019
                      Attention: Michael A. Schwartz
                      Facsimile:  212-728-8111
                      Telephone:  212-728-8000

        8.3 Certain Interpretations.

               (a) When a reference is made in this Agreement to a Section or an Exhibit, such reference shall be to a Section or an Exhibit to this Agreement unless otherwise indicated.

               (b) The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation."

               (c) The table of contents and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement, or any term or provision hereof.

               (d) Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

        8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other party hereto, it being understood that each party hereto need not sign the same counterpart.

        8.5 Entire Agreement. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Seagate Disclosure Schedule and the Veritas Disclosure Schedule (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement, and (ii) except as is provided in Section 5.9 hereof, are not intended to confer upon any other person any rights or remedies hereunder.

        8.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

        8.7 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

        8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

        8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

        8.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the of the parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

        8.11 Waiver of Jury Trial. EACH OF VERITAS AND SEAGATE HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF VERITAS AND SEAGATE IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

                  [Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their duly authorized respective officers, as of the date first above written.

                                               VERITAS SOFTWARE CORPORATION



                                               By:
                                                  ------------------------------
                                               Name:
                                               Title:

                                               VICTORY MERGER SUB, INC.



                                               By:
                                                  ------------------------------
                                               Name:
                                               Title:

                                               SEAGATE TECHNOLOGY, INC.



                                               By:
                                                  ------------------------------
                                               Name:
                                               Title: